As filed with the Securities and Exchange Commission on May 15, 2017

Registration No. 333-36266

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Infinite Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1490422
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

175 Sully’s Trail, Suite 202
Pittsford, New York 14534
(Address of Principal Executive Offices)

Infinite Group, Inc. 1993, 1994, 1995, 1996, 1997,
1998 and 1999 Stock Option Plans
(Full Title of the Plan)

James Villa
Chief Executive Officer and President
175 Sully’s Trail, Suite 202
Pittsford, New York 14534
(585) 385-0610
(Name, Address and Telephone Number of Agent for Service)

With a copy to:

Gregory W. Gribben, Esq.

Woods Oviatt Gilman, LLP

700 Crossroads Building

Rochester, New York 14614

(585) 987-2800

EXPLANATORY NOTE

Infinite Group, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2000, File No. 333-36266 (the “Registration Statement”), with respect to shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 1993, 1994, 1995, 1996, 1997, 1998 and 1999 Stock Option Plans (collectively, the “Plans”). A total of 2,340,000 shares of Common Stock were initially registered for issuance under the Registration Statement.

There are no outstanding awards under the Plans and the Registrant does not intend to grant any additional awards under the Plans. Accordingly, the Registration Statement is hereby amended to deregister all shares of Common Stock that were previously registered and that remain unissued under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Pittsford, County of Monroe, State of New York, on May 15, 2017.

INFINITE GROUP, INC.

Date: May 15, 2017	By:	/s/ James Villa
James Villa
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Infinite Group, Inc. hereby constitutes and appoints each of James Villa and James Witzel, his or her attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act, with the SEC, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ James Villa	Chairman of the Board, Chief Executive Officer and President	Date: May 15, 2017
James Villa

/s/ James Witzel	Chief Financial Officer	Date: May 15, 2017
James Witzel

/s/ Donald W. Reeve	Director	Date: May 15, 2017
Donald W. Reeve